EXHIBIT 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2006, except for Note 17(B) as to which the date is March 31, 2006, which appears on page F-1 of the Annual Report on Form 10-KSB of Incentra Solutions, Inc. (the "Company") (which includes an explanatory paragraph relating to the Company's ability to continue as a going concern and an explanatory paragraph relating to the Company's 2005 accounting for goodwill recorded in connection with business acquisitions that occurred during the first quarter of 2005) for the year ended December 31, 2005.


/s/ GHP Horwath, P.C.


July 6, 2006
Denver, Colorado